Ernst & Young LLP
220 South Sixth Street, Suite 1400
Minneapolis, Minnesota 55402-4509

Tel: +1 612 343 1000
Fax: +1 612 339 1726
www.ey.com
A member firm of Ernst & Young Global Limited
0903-1036181
[Ernst & Young Logo]
Report of Independent Registered Public Accounting Firm
The Board of Directors
U.S. Bank National Association

We have examined management's assertion, included in the accompanying Report on Assessment of
Compliance with SEC Regulation AB Servicing Criteria, that U.S. Bank National Association (the
Company) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange
Commission's Regulation AB for the U.S. Bank Asset Backed Master Servicing platform (the Platform) as of December 31, 2008, and for period from January 1, 2008 through December 31, 2008, except for servicing criteria 1122(d)(1)(iii) and 1122(d)(4)(i) through 1122(d)(4)(xiii), which the Company has determined are not applicable to the activities performed by them with respect to the servicing platform covered by this report. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American
Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board
(United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. Although the Company is responsible for assessing compliance with Items
1122(d)(1)(ii) and 1122(d)(2)(iii) of Regulation AB, there were no servicing activities performed by the
Company during the period from January 1, 2008 through December 31, 2008, that required these servicing criteria to be complied with. We believe that our examination provides a reasonable basis for our opinion.
Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria as of December 31, 2008, and for period from January 1, 2008 through December 31, 2008, for the
U.S. Bank Asset Backed Master Servicing platform is fairly stated, in all material respects.

/s/ Ernst & Young LLP

March 2, 2009